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Contact: Brian Bender                 John Hough
         Chief Financial Officer      The Rockey Company
         Egghead, Inc.                206-728-1100 or jhough@rockey-seattle.com
         509-891-4851

                                                           FOR IMMEDIATE RELEASE

                       EGGHEAD RECAPITALIZES ELEKOM SUBSIDIARY


Spokane, (Wash.) - Nov. 11, 1997 - Egghead, Inc. (Nasdaq: EGGS) has recapitalized its subsidiary ELEKOM Corporation ("ELEKOM"), a producer of advanced business-to-business electronic commerce systems.

Egghead Chairman George Orban said Hummer Winblad Venture Partners and Olympic Venture Partners have made an equity investment in what had been a wholly owned Egghead subsidiary. Egghead, Hummer Winblad, and Olympic are jointly investing $2.5 million in ELEKOM.

"This strategic partnership is good news for Egghead shareholders," Orban said. "ELEKOM is an emerging enterprise and both Hummer Winblad and Olympic are well qualified to help the company achieve its potential. These two firms have a unique combination of investment, technical, and operational expertise in the computer software industry. We believe this investment will help unlock ELEKOM's potential value while reducing risk for Egghead's shareholders."

As part of the recapitalization, Egghead will retain an initial 25 percent interest in ELEKOM. Orban will continue to serve on the ELEKOM board of directors.

ELEKOM's flagship product, ELEKOM Procurement, streamlines the procurement process within large corporations. The product recently was voted "Best of Class" in the Accounting,


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Purchasing, and Administration category at The Internet Open Program at The
Internet Commerce Expo in Los Angeles.

San Francisco-based Hummer Winblad Venture Partners was the first venture capital fund to exclusively focus on investing in computer software companies. The firm has $95 million under management.

Olympic Venture Partners, with offices in Kirkland, WA and Lake Oswego, OR is the leading early-stage technology venture capital fund headquartered in the Pacific Northwest with over $160 million under management. In its fourteen-year history, Olympic has funded over fifty high technology startups. Target areas for investment include software, communications, medical devices and biotechnology, electronics, and high technology services.

Egghead, Inc., with revenues of $415 million for fiscal year 1997, including recently acquired Surplus Direct, is a reseller of personal computer hardware, software, and accessories. The combined company operates 85 retail stores, two direct response divisions (1-800-EGGHEAD and 1-800-SURPLUS) and three Internet commerce sites (www.egghead.com, www.surplusdirect.com, and www.surplusauction.com).

This news release contains forward-looking statements that involve certain risks and uncertainties including, without limitation, changes in competition, the seasonality of financial results, dependence on suppliers, dependence on purchase and use of personal computers, and other risks detailed in the company's Securities and Exchange Commission filings and reports.